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                                                                    Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this post-effective amendment to the registration statement on Form S-3, File No. 333-22281, of (i) our report dated January 16, 1997 on our audits of the consolidated financial statements and financial statement schedule of Avalon Properties, Inc. as of December 31, 1996 and 1995, and for each of the three years ended December 31, 1996 and (ii) our reports dated September 22, 1997 and November 20, 1997 on our audits of the combined statements of revenue and certain operating expenses of the Acquired Communities for the year ended December 31, 1996. In addition, we consent to the reference to our Firm under the caption "experts."


                                    /s/ Coopers & Lybrand L.L.P.
                                    Coopers & Lybrand L.L.P.


New York, New York
December 4, 1997